EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Columbia Bancorp:

We consent to the incorporation by reference in the registration statement on (Nos. 333-10231, 333-32912, 333-32349, 333-32359, 333-102811, and 333-112803) on Form S-8 of Columbia Bancorp of our reports dated March 11, 2005, with respect to the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Columbia Bancorp.

/s/ KPMG LLP

Baltimore, Maryland
March 11, 2005